Exhibit 10.1
Tatum, LLC
Interim Executive Services Agreement
April 13,2007
Mr. Erik Vonk
Chairman and CEO
Gevity
9000 Town Center Parkway
Bradenton, FL 34202
Dear Erik:
Tatum, LLC (“Tatum”) understands that Gevity HR, Inc., (the “Company”) desires to engage a partner of Tatum to serve as interim chief financial officer. This Interim Executive Services Agreement {this “agreement”) sets forth the conditions under which such services will be provided.
Services: Fees
Tatum will make available to the Company Gerry Welsh (the “Tatum Partner”); who will serve as the interim chief financial officer of the Company, The Tatum Partner will become an employee and, if applicable, a duly elected or appointed officer of the Company and subject to the supervision and direction of the CEO of the Company, the board of directors of the Company, or both. Tatum will have no control or supervision over the Tatum Partner. Should additional resources be determined as necessary, we will discuss this with you as the need arises. The Tatum Partner will serve as the Company’s “principal financial officer” for purposes of the Company’s SEC filings and acknowledges that the duties of the Tatum Partner will include the obligation to sign certifications of the Company’s financial statements as the Company’s “principal financial officer” as required by SEC rules, but only to the extent the Tatum Partner was the chief financial officer of the Company during the majority of the time period in which the certifications relates. The Company acknowledges and agrees that the Tatum Partner will not sign the certifications with respect the 10K for Fiscal Year 2006 and the 10Q for the first quarter of Fiscal Year 2007. In addition, the Tatum Partner will not be obligated to sign certifications to the extent he reasonably determines that doing so would be in violation of his fiduciary duties to the Company or any of its stakeholders or may result in personal liability.
The Company will pay the Tatum Partner a salary of $39,000.00 a month (“Salary”).
In addition, the Company will pay directly to Tatum a fee of $9,750.00 a month (“Tatum Fees”): This amount together with the other amounts required to be paid to Tatum hereunder represents the total compensation owed by the Company to Tatum for all services of Tatum and the Tatum Partner to the Company in connection with this agreement. The Tatum Partner will remain on his current medical plan. The Company will reimburse the Tatum Partner for amounts paid by the Tatum Partner for medical insurance for himself and his family of up to $1,000.00 per month upon presentation of reasonable documentation of premiums paid by the Tatum Partner. In accordance with the U.S. federal tax law, such amount will not be considered reportable W-2 income, but instead non-taxable benefits expense.

As an employee, the Tatum Partner will be eligible for any Company employee retirement and/or 401(k) plan and for vacation and holidays consistent with the Company’s policy as it applies to senior management, and the Tatum Partner will be exempt from any delay periods otherwise required for eligibility.
Payments: Deposit
Payments to Tatum should be made by direct deposit through the Company’s payroll, or by an automated clearing house (“ACH”) payment at the same time as payments are made to the employees of the Company. If such payment method is not available and payments are made by check, Tatum will issue invoices to the Company, and the Company agrees to pay such invoices no later than (10) days after receipt of i invoices.
The Company will reimburse the Tatum Partner directly for out-of-pocket expenses incurred by the Tatum Partner in providing services hereunder to the same extent that the Company is responsible for such expenses of senior managers of the Company and subject to the Company’s expense reimbursement policies and Schedule A attached hereto.
The Company agrees to pay Tatum and to maintain a security deposit of $48,750.00 for the Company’s future payment obligations to both Tatum and the Tatum Partner under this agreement (the “Deposit”). Upon the termination or expiration of this agreement, Tatum will be entitled to apply the Deposit to its damages resulting from such breach. Upon termination or expiration of this agreement, Tatum will return to the Company the balance of the Deposit remaining after application of any amounts to unfulfilled payment obligations of the Company to Tatum or the Tatum Partner as provided for in this agreement.
Converting Interim to Permanent
The Company will have the opportunity to make an offer of regular, full-time employment to the Tatum Partner at any time during the term of this agreement by entering into another form of Tatum agreement, the terms of which will be negotiated at such time.
Hiring Tatum Partner Outside of Agreement
During the twelve (12)-month period following termination or expiration of this agreement, other than in connection with another Tatum agreement, the Company will not employ the Tatum Partner, or engage the Tatum Partner as an independent contractor, to render services of substantially the same nature as those to be performed by the Tatum Partner as contemplated by this agreement except in accordance with this agreement. The parties recognize and agree that a breach by the Company of this provision would result in the loss to Tatum of the Tatum Partner’s Annualized Compensation (as defined below), which amount the parties agree in reasonably Proportionate to the probable loss to Tatum and is not intended as a penalty. If, however, a court or arbitrator, as applicable, determines that liquidated damages are not appropriate for such breach, Tatum will have the right to seek actual damages. The amount will be due and payable to Tatum upon written demand to the Company. For this purpose, “Annualized Compensation” will mean Salary multiplied by twelve(12).

Term & Termination
The term of this agreement shall be thirty (30) days. Unless terminated by the parties, the term of this agreement will automatically renew for successive thirty (30) day periods. The parties acknowledge that the entire term of this agreement is expected to be one hundred eighty (180) days. Either party may, with thirty (30) days’ advance written notice, terminate this agreement, such termination to be effective on the date specified in the notice, provided that such date is no earlier than thirty (30) days after the date of delivery of the notice. Tatum will continue to render services and will be paid during such notice period.
Tatum retains the right to terminate this agreement immediately if (1) the Company is engaged in or asks the Tatum Partner to engage in or to ignore any illegal or unethical activity by the Company or any of its officers, directors or employees, (2) the Tatum Partner dies or becomes disabled, (3) the Tatum Partner ceases to be a partner of Tatum for any other reason, (4) upon written notice by Tatum of no-payment by the Company of amounts due under this agreement, or (5) the Company no longer maintains D&O Insurance. The Company retains the right to terminate this agreement immediately (1) for Cause, (2) if the Tatum Partner dies or becomes disabled, or (3) if the Tatum Partner ceases to be a partner of Tatum for any other reason. For purposes of this Agreement, “Cause” shall mean (i) the willful and continued failure by the Tatum Partner to perform substantially the Tatum Partner’s duties with the Company (other than any such failure resulting from the Tatum Partner’s incapacity due to physical or mental illness); (ii) gross negligence or willful misconduct by the Tatum Partner in the execution of the Tatum Partner’s professional duties; (iii) conviction of the Tatum Partner of, or a plea by the Tatum Partner of nolo contendere to, a felony; (iv) a material breach by the Tatum Partner of any provision of this agreement or Company policy; (v) any misuse, misappropriation or embezzlement by the Tatum Partner of funds or property belonging to the Company or any of its affiliates; or (vi) use of alcohol or drugs which interferes with the performance of the Tatum Partner’s duties to the Company. In the event that the Company or Tatum commits a breach of this agreement, other than for reasons described in the above paragraph, and fails to cure the same within thirty (30) days following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party will have the right to terminate this agreement immediately effective upon written notice of such termination.
Insurance
The Company has provided to Tatum written evidence that the Company maintains directors’ and officers’ insurance that covers the Tatum Partner. The Company agrees to maintain such insurance at all times while this agreement remains in effect; provided that the Company shall not be obligated to pay premiums for such insurance in excess of 200% of the current premiums payable for such insurance. Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this agreement for at least three years following the termination or expiration of this agreement or will purchase a directors’ and officers’ extended reporting period, or “tail,” policy to cover the Tatum Partner.
Disclaimers, Limitations of Liability & Indemnity
Tatum assumes no responsibility or liability under this agreement other than to render the services called for hereunder and will not be responsible for any action taken by the Company in following or declining to follow any of Tatum’s advice or recommendations. Tatum represents to the Company that Tatum has conducted its standard screening and investigation procedures with respect to the Tatum Partner becoming a partner in Tatum, and the results of the same were satisfactory to Tatum. Tatum disclaims all other warranties, either express or implied. Without limiting the foregoing, Tatum makes no representation or warranty as to the accuracy or reliability of reports, projections, forecasts, or any other information derived from use of Tatum’s resources, and Tatum will not be liable for any claims of reliance on such reports, projections, forecasts, or information. Tatum will not be liable for any non-compliance of reports, projections, forecasts, or information or services with federal, state, or local laws or regulations. Such reports, projections, forecasts, or information or services are for the sole benefit of the Company and not any unnamed third parties. If Tatum determines at any time during the term of this agreement that the Tatum Partner is not qualified in any material respect to perform the services contemplated by this agreement, Tatum will give the Company prompt written notice of such determination.
In the event that any partner of Tatum or the Tatum Partner is subpoenaed or otherwise required to appear as a witness or Tatum or such partner is required to provide evidence, in either case in connection with any action, suit, or other proceeding initiated by a third party or by the Company against a third party, then the Company shall reimburse Tatum for the costs and expenses (including reasonable attorneys’ fees) actually incurred by Tatum or such partner and provide Tatum with reasonable and customary compensation for the time incurred.
The Company agrees that, with respect to any claims the Company may assert against Tatum in connection with this agreement or the relationship arising hereunder, Tatum’s total liability will not exceed two (2) months of the Tatum Fees, except in a case of fraud by Tatum.
As a condition for recovery of any liability, the Company shall assert any claim against Tatum as promptly as practicable after discovery of the claim but in any event within 18 months after termination of this agreement.
Tatum will not be liable in any event for incidental, consequential, punitive, or special damages, including without limitation, any interruption of business or loss of business, profit, or goodwill.
Arbitration
If the parties are unable to resolve any dispute arising out of or in connection with the agreement, either party may refer the dispute to arbitration by a single arbitrator selected by the parties according to the rules of the American Arbitration Association (“AAA”); and the decision of the arbitrator will be final and binding on both parties. Such arbitration will be conducted by the Atlanta, Georgia, office of the AAA. In the event that the parties fail to agree on the selection of the arbitrator within thirty (30) days after either party’s request for arbitration under this paragraph, the arbitrator will be closed by AAA. The arbitrator may in his discretion order documentary discovery but shall not allow depositions without a showing of compelling need. The arbitrator will render his decision within ninety (90) days after the call for arbitration. The arbitrator will have no authority to award punitive damages. Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction. The arbitrator will have no authority to award damages in excess or in contravention of this agreement and may not amend or disregard any provision of this agreement, including this paragraph. Notwithstanding the foregoing, either party may seek appropriate injunctive relief from a court of competent jurisdiction, and either party may seek inductive relief in any court of competent jurisdiction.
Miscellaneous
Tatum will be entitled to receive all reasonable out-of-pocket costs and expenses incidental to the collection of overdue amounts under this agreement, including but not limited to attorneys’ fees actually incurred.

During the term of this agreement, the Company agrees to allow Tatum to use the Company’s logo and name on Tatum’s website and other marketing materials for the sole purpose of identifying the Company as a client of Tatum. Tatum will not use the Company’s logo or name in any press release or general circulation advertisement without the Company’s prior written consent.
Neither the Company nor Tatum will be deemed to have waived any rights or remedies accruing under this agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy. This agreement binds and benefits the respective successors of Tatum and the Company.
Neither party will be liable for any delay or failure to perform under this agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.
The provisions on the attached Schedule A are incorporated herein by reference. The provisions concerning payment of compensation and reimbursement of costs and expenses, limitation of liability, directors’ and officers’ insurance, and arbitration will survive the expiration or any termination of this agreement.
This agreement will be governed by and construed in all respects in accordance with the laws of the State of Georgia, without giving effect to conflicts-of-laws principles.
The terms of this agreement are severable and may not be amended except in writing signed by the party to be bound. If any portion of this agreement is found to be unenforceable, the rest of the agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial benefit of its bargain.
Nothing in this agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and the Tatum Partner.
Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.
Bank Lockbox Mailing Address for Deposit and Fees:
Tatum, LLC
P.O. Box 403291
Atlanta, GA 30384-3291
Electronic Payment Instructions for Deposit and Fees:
Bank Name: Bank of America
Branch: Atlanta
Routing Number:   For ACH Payments: 061 000 052
                                 For Wires: 026 009 593
Account Name: Tatum, LLC
Account Number: 003 279 247 763
Please reference Gavity in the body of the wire.
Please sign below and return a signed copy of this letter to indicate the Company’s agreement with its terms and conditions.

We look forward to serving you.
Sincerely yours,
TATUM, LLC

/s/ John A. Woelfel

Signature
John A. Woelfel
Area Managing Partner for TATUM, LLC

Acknowledged and agreed by:
Gevity HR, Inc.

/s/ Edwin E. Hightower, Jr.

Signature

Edwin E. Hightower, Jr.

(Print Name)

Vice President & General Counsel

(Title)

4/16/2007

(Date)

Exhibit 10.1
Schedule A
Travel and Living Expenses. We understand that the assignment requires the Tatum Partner to work out of the Sarasota/Bradenton corporate headquarters and to be available on a full-time basis commensurate with the role.
The Company will provide local living accommodations. As well, the Tatum Partner will be reimbursed for the fair and reasonable cost of travel, meals and related out-of-pocket expenses in accordance with the Company’s expense reimbursement policy.